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                                                FILED PURSUANT TO RULE 424(b)(5)
                                            REGISTRATION STATEMENT NO. 333-64750

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 7, 2001)

                              THE VIALINK COMPANY

                                 862,843 SHARES

                                  COMMON STOCK

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

     We are offering 862,843 shares of our common stock to Triton West Group, Inc. ("Triton West") pursuant to this prospectus supplement. Under the terms of the stock purchase agreement between Triton West and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $200,000, or $0.231792 per share.

     Our common stock is quoted on the Nasdaq National Market under the symbol "VLNK." On August 20, 2001, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $0.23 per share. On August 13, 2001 we announced that we received a letter from The Nasdaq Stock Market, Inc., pursuant to Nasdaq Marketplace Rule 4815 (b), containing a Nasdaq staff determination that we do not comply with the minimum market capitalization requirement for continued listing on The Nasdaq National Market. We have requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the staff determination. According to Nasdaq procedures, the hearing date will be set, to the extent practicable, within 45 days of the request, and viaLink's common stock will continue to trade on The Nasdaq National Market pending the Panel's decision.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is August 21, 2001




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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

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General                                                          2

Recent Events                                                    2

Plan of Distribution                                             2
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                                    GENERAL

     This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $30,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of $200,000 of our common stock under the shelf registration statement, and updates information provided in the prospectus dated August 7, 2001. You should read both this prospectus supplement and the prospectus carefully.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                 RECENT EVENTS

     On August 21, 2001 we filed a Current Report of Form 8-K announcing further staff and expense reductions. We have recently, among other things, reduced our workforce by approximately 45 percent. The Form 8-K is incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

     The sale of common stock to Triton West is being made on terms negotiated between Triton West Group, Inc. and us. The stock purchase agreement between the Triton West and us provides that (i) Triton West is buying the common stock as principal for its own account for investment and has no plans, arrangement or obligations to resell any of the shares to any other person, and (ii) Triton West is not a broker, dealer or member of NASD or any affiliate of the foregoing.




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